Exhibit 5.1
Stevens & Lee
Lawyers & Consultants
620 Freedom Business Center
Suite 200
P. O. Box 62330
King of Prussia, PA 19406
(610) 205-6000 Fax (610) 337-4374
www.stevenslee.com
November 15, 2010
Board of Directors
Penn Millers Holding Corporation
72 North Franklin Street
Wilkes-Barre, Pennsylvania 18773

Re:	Registration Statement on Form S-8 Penn Millers Holding Corporation
Ladies and Gentlemen:
In connection with the registration of 762,163 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), by Penn Millers Holding Corporation (the “Company”), covered by the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the potential issuance of the Shares under the Penn Millers Stock Incentive Plan (the “Plan”), we, as counsel to the Company, have reviewed:
(1) the certificate of incorporation of the Company certified as true, correct, complete and currently in effect on the date hereof by the corporate secretary of the Company;
(2) the bylaws of the Company certified as true, correct, complete and currently in effect on the date hereof by the corporate secretary of the Company;
(3) resolutions of the board of directors of the Company relating to the Registration Statement and the adoption of the Plan certified as true, correct, complete and currently in effect on the date hereof by the corporate secretary of the Company;
(4) minutes of the Annual Meeting of Shareholders of the Company relating to the shareholders' approval of the Plan certified as true, correct, complete and currently in effect on the date hereof by the corporate secretary of the Company;
(5) a subsistence certificate dated November 1, 2010, with respect to the Company issued by the Secretary of State of the Commonwealth of Pennsylvania;
(6) the Registration Statement;
(7) the Plan; and
Philadelphia • Reading • Valley Forge • Lehigh Valley • Harrisburg • Lancaster • Scranton
Williamsport • Wilkes-Barre • Princeton • Cherry Hill • New York • Wilmington
A PROFESSIONAL CORPORATION

Stevens & Lee
Lawyers & Consultants
Board of Directors
November 15, 2010

(8) a specimen copy of the certificates representing shares of the Common Stock.

Based solely upon our review of the foregoing and subject to the limitations, assumptions, qualifications and caveats stated below, it is our opinion that:
(a) The Company has been duly incorporated under the laws of the Commonwealth of Pennsylvania and is a validly subsisting corporation under the laws of such Commonwealth; and
(b) Upon issuance of the Shares pursuant to the terms of the Plan, such shares of Common Stock will be validly issued, fully paid and non-assessable.

In connection with delivering this opinion letter, we have relied as to matters of fact upon the representations of members of the Company’s management. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.
We express no opinion as to laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ STEVENS & LEE
STEVENS & LEE